Calculation of Filing Fee Tables
S-8
PATTERSON UTI ENERGY INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01	457(a)	28,900,000	$ 9.27	$ 267,903,000.00	0.0001381	$ 36,997.40
Total Offering Amounts:						$ 267,903,000.00		$ 36,997.40
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 36,997.40
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.01 ("Common Stock"), that may become issuable pursuant to the adjustment provisions of the Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan, as amended, including stock splits, stock dividends or similar transactions, and any other securities with respect to which the outstanding shares are converted or exchanged. (2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) based upon the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on July 28, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources